FOR IMMEDIATE RELEASE

Norfolk Southern names John Scheib Executive Vice President and CLO; Bill Galanko to retire

NORFOLK, Va., Jan. 23, 2018 - Norfolk Southern Corporation (NYSE: NSC) today announced that John M. Scheib has been named executive vice president law and administration and chief legal officer effective March 1, 2018. Scheib was appointed by the company’s board of directors to succeed William A. Galanko, who will retire on the same date after 28 years with the railroad.

“Bill has made many contributions to the success of our company. His leadership and insight have been invaluable to us throughout his career,” said James A. Squires, chairman, president and CEO. “John brings years of experience in law and government, both inside and outside NS, and is an ideal fit for his new role. I look forward to working with him for many years to come.”

Galanko, who joined Norfolk Southern in 1990 as a tax attorney, was elected an officer of the company in 1999, when he was named vice president taxation. He subsequently held a series of senior executive positions with wide-ranging responsibilities, including senior vice president law and corporate communications, before being named executive vice president law and administration in 2017.

Scheib joined Norfolk Southern in 2005 as an attorney and has held positions of increasing responsibility in NS’ law department. He was named vice president law in 2016 and senior vice president law and corporate relations in 2017. In his new position, Scheib will oversee law, government relations, corporate communications, human resources, and labor relations.

Prior to joining NS, Scheib served as chief of staff and counsel to the chairman of the U.S. Surface Transportation Board and as counsel to the railroad subcommittee in the U.S. House of Representatives. He holds an undergraduate degree from the University of Virginia and a law degree from Villanova University. Scheib completed the General Management Program at Harvard Business School in 2015.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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